Exhibit 99.1

California Pizza Kitchen, Inc. Reports Preliminary Second Quarter 2010 Results; Increases Earnings Guidance to $0.15-$0.17 from $0.10-$0.15 Per Diluted Share

LOS ANGELES--(BUSINESS WIRE)--July 13, 2010--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today announced that revenues decreased 4.6% to $163.1 million for the second quarter ended July 4, 2010 versus $170.9 million in the second quarter of 2009. Comparable restaurant sales decreased approximately 5.9% compared to a 6.5% decrease in the second quarter a year ago. In a June 21, 2010 press release, the Company forecasted comparable restaurant sales for the second quarter of negative 6.0% to negative 7.0% and earnings in the range of $0.10 to $0.15 per diluted share. Based upon preliminary results, management now expects earnings in the range of $0.15 to $0.17 per diluted share for the second quarter.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated, “Second quarter preliminary results are consistent with our previous comments which indicated that comparisons would be negatively impacted by strong results from the Thank You Card Program conducted in the second quarter of 2009. As we move past lapping last year’s program and into the third quarter, we are pleased that same store sales through Sunday, July 11th have improved to approximately negative 0.6%. We are also excited that our 2010 Thank You Card Program will launch on July 28th and this year includes a cash grand prize of $100,000.”

During the second quarter, the Company opened a new full service restaurant in Murray, UT. The Company’s franchise partners also opened four quick-service restaurants in King of Prussia Service Plaza in Philadelphia, PA; Honolulu International Airport in Honolulu, HI; Kahului Airport in Maui, HI; Fresno Yosemite International Airport in Fresno, CA; as well as one full service restaurant in the Coyoacán neighborhood of Mexico City, Mexico.

The Company intends to release its second quarter earnings on August 5, 2010 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain's 260 restaurants, 206 are company-owned and 54 operate under franchise or license agreements. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues including Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the Company's portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The Company also has a licensing arrangement with Nestle S.A. to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "forecast," and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media – Sarah Grover
Investors – Sue Collyns
310-342-5000